EQUIPMENT RENTAL CONTRACT

This Equipment Rental agreement is made effective as of March 2 2015, between Private firm "Markus" a Ukrainian company who is engaged in the business as a "RENTER" and Strong Solutions Inc., engaged in the business as a ("Landlord of construction equipment" or Company).

WHEREAS the RENTER temporarily uses equipment provided by the COMPANY and must return it in good condition on time specified in this contract.

RENTAL EQUIPMENT SUBJECT TO THIS CONTRACT. The Company shall rent the equipment listed on the attached EXHIBIT "A

PAYMENT TERMS. The payment of the rental are defined in EXHIBIT "B”

SERVICE CHARGE. If any Rental installment is not return within 2 day(s) after the due date, the Renter shall pay to the Landlord a surcharge charge of 1% of monies overdue per day. At this time all equipment shall be returned immediately to the Landlord.

RISK OF LOSS OR DAMAGE. The Renter assumes all risks of loss or damage to the equipment from any cause, and agrees to return it to the Company in the condition received from the Company, with the exception of normal wear and tear. The Company will determine normal wear and tear.

INSURANCE AND INSURANCE CERTIFICATE. The Renter may insure the equipment for its full replacement value as he wish for minimizes their obligations and risks.

RENTAL TERM. This Rental shall begin on the day when equipment will be taken for rent and shall terminate on day when equipment will be return in fully working condition to the Company's facility. If the equipment has to be repaired to return it to a fully working state the equipment will continue to be rented until it is repaired. The Rental period will end only when the equipment has been returned to a fully working state. At any time the Company has the right to terminate the Rental with 7 days notice.

CARE AND OPERATION OF EQUIPMENT. The equipment may only be used and operated in a careful and proper manner. Its use must comply with all laws, ordinances, and regulations relating to the possession, use, or maintenance of the equipment.

MAINTENANCE AND REPAIR. The Renter shall maintain the equipment in good repair and operating condition, allowing for reasonable wear and tear.

The Renter shall pay all costs required to maintain the equipment in good operating condition. Such costs shall include labor, material, parts, and similar items.

COMPANY’S RIGHT OF INSPECTION. The Company shall have the right to inspect the equipment during Renter's normal business hours.

RETURN OF EQUIPMENT. At the end of the Rental period, the Renter shall be obligated to return the equipment to the Company at the Renter's expense.

OPTION TO RENEW. If the Renter is not in default upon the expiration oft his rental, the Renter shall have first option to rent the equipment on such terms as the parties may agree at that time.

ACCEPTANCE OF EQUIPMENT. The Renter shall inspect each item of equipment. The Renter shall immediately notify the Company of any discrepancies between such item of equipment. Any subsequent claim that the equipment was not provided in fully functional order will not be considered.

FAILURE TO PERFORM

If the equipment fails to perform after the initial acceptance it will be the responsibility of the Renter to repair and correct the problem. The Company will not be held responsible for any failure of equipment for any reason and the equipment will remain on rental unless a dispensation is granted in writing by the Company to waive the rental fees for the period of non-performance. The company will not be held responsible for any errors or omissions due to the Renter's lack of operational or technical capability.

OWNERSHIP AND STATUS OF EQUIPMENT. The equipment will be deemed to be personal property, regardless of the manner in which it may be attached to any other property. The Company shall be deemed to have retained title to the equipment at all times, unless the Company transfers the title by sale. The Renter shall immediately advise the Company regarding any notice of any claim, levy, lien, or legal process issued against the equipment.

WARRANTY. The Company makes no warranties; express or implied, as to the equipment rented. The Renter assumes the responsibility for the condition of the equipment.

INDEMNITY OF COMPANY FOR LOSS OR DAMAGES. If the equipment is damaged or lost, the Company shall have the option of requiring the Renter to repair the equipment to a state of good working order, or replace the equipment with like equipment in good repair, which equipment shall become the property of the Company and subject to this contract.

LIABILITY AND INDEMNITY. Liability for injury, disability and death of workers and other persons caused by operating, handling, or transporting the equipment during the term of this Rental is the obligation of the Renter, and the Renter shall indemnify and hold the Company harmless from and against all such liability.

CASUALTY INSURANCE. The Renter shall insure the equipment in an amount sufficient to cover the replacement cost of the equipment.

DEFAULT. The occurrence of any of the following shall constitute default under this Hire:

A.	The failure to make a required payment under this Rental when due.
B.	The violation of any other provision or requirement that is not corrected within 2 day(s) after written notice of the violation is given.
C.	The insolvency or bankruptcy of the Renter.
D.	The subjection of any of Renter's property to any levy. seizure, assignment, application or sale for or by any creditor or government agency.

RIGHTS ON DEFAULT. If the Renter is in default under this Rental, without notice to or demand on the Renter, the Company may take possession of the equipment as provided by law, deductible costs of recovery (including attorney fees and legal costs), repair, and related costs, and hold the Renter responsible for any deficiency. The Company shall be obligated to re-rent the equipment, or otherwise mitigate the damages from the default, only as required by law.

NOTICE. All notices required or permitted under this Rental shall be deemed delivered when delivered in person or by mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Rental.

ASSIGNMENT. The Renter shall not assign or sublet any interest in this Rental or the equipment or permit the equipment to be used by anyone other than the Renter or Renter's employees, without Company's prior written consent.

ENTIRE AGREEMENT AND MODIFICATION. This contract constitutes the entire agreement between the parties. No modification or amendment of this contract shall be effective unless in writing and signed by both parties. This contract replaces any and all prior agreements between the parties.

SEVERABILITY. If any portion of this contract shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this contract is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provision of this contract shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this contract.

CERTIFICATION. Renter certifies that the application, statements, trade references, and financial reports submitted to Company are true and correct and any material misrepresentation will constitute default under this contract.

Company:	Renter:

Strong Solutions Inc.	Private enterprise <<Law firm <<Marcus>>
2/13 Korolenko str. Kharkov, Ukraine 61000	22/25 Peremogy str. Ternovka, Ukraine 51500
Phone: +38-099-387-5414	Phone: +38-066-567-6355

By: /s/ Andrii Guzii	By: /s/ Sergiy Pixtin
Andrii Guzi	Sergiy Pixtin
Director	Director

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EXHIBITS

FOR RENTAL AGREEMENT OF SCAFFOLDING AND RAFTERS

EXHIBIT A

Equipment Schedule

Equipment Description and Replacement Value

1. SCAFFOLDING - $20,000
2. Rafters - $5,000

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EXHIBIT B

Payment schedule

The lease time a one year or before returned equipment.

100% prepay for 30 days, than the rent balance will be invoiced monthly. If the equipment is to be used for more than 12 month and Company agrees to continue agreement - payments will due the last day each month.

In the case of not returning or non-repayment of equipment or TOTAL LOSS Renter agree to pay the collateral value $25,000.

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